Exhibit 99.1

BECKLEY PSYTECH LIMITED

CONTENTS OF THE CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS
To the Directors of Beckley Psytech Limited
Opinion
We have audited the accompanying consolidated financial statements of Beckley Psytech Limited and its subsidiaries (the “Group”), which comprise the consolidated statement of financial position as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive loss, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2024, including the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in accordance with IFRS accounting standards as issued by the International Accounting Standards Board.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Material Uncertainty Related to Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Group is not currently generating revenue, has incurred net losses and net cash outflows from operating activities since inception and is expected to continue to do so in the short to medium term, and requires additional cash inflows to fund its ongoing operations, and has stated that these events or conditions indicate a material uncertainty exists that may cast significant doubt on the Group’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS accounting standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.
Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/PricewaterhouseCoopers LLP
Reading, United Kingdom
August 13, 2025

BECKLEY PSYTECH LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

For the years ended December 31, 2024, 2023 and 2022

	Notes	2024	2023	2022
		(£’000s)
Operating (expenses)/income
General and administrative		(7,984)	(9,302)	(2,613)
Research and development		(24,445)	(23,022)	(20,474)
(Loss)/gain on contingent consideration	15	(3,494)	17,778	(649)
Impairment of goodwill	8	—	—	(13,930)
Operating Loss	2	(35,923)	(14,546)	(37,666)
Interest Income	4	929	478	170
Gain on revaluation of warrants	15	4,141	—	—
Loss before income taxes		(30,853)	(14,068)	(37,496)
Income tax benefit	5	8,384	8,066	7,303
Loss for the year		(22,469)	(6,002)	(30,193)
Items that may be reclassified to profit and loss
Exchange difference on translation of foreign operations		(25)	(53)	(315)
Total comprehensive loss for the year		(22,494)	(6,055)	(30,508)

The accompanying notes form part of these consolidated financial statements.

BECKLEY PSYTECH LIMITED

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at December 31, 2024 and 2023

	Notes	2024	2023
		(£’000s)
Assets
Non-Current assets
Property, plant and equipment	6	84	63
Intangible assets	7	48,478	48,482
Other receivables	9	1,910	1,348
Total Non-Current Assets		50,472	49,893
Current assets
Other receivables	9	10,087	2,670
Tax receivables	10	10,582	13,849
Cash and cash equivalents		5,082	5,494
Total current assets		25,751	22,013
Total assets		76,223	71,906
Liabilities and shareholders’ equity
Liabilities
Current liabilities
Trade and other payables	11	3,357	5,136
Contingent consideration	15	3,503	3,855
Total Current liabilities		6,860	8,991
Non Current liabilities
Contingent consideration	15	1,581	1,581
Warrants	15	7,083	—
Deferred tax liability	5	1,666	5,078
Total Non Current liabilities		10,330	6,659
Total liabilities		17,190	15,650
Net assets		59,033	56,256
Issued capital and reserves
Share capital	12	10	8
Share premium	12	95,656	75,569
Merger Reserve	12	31,988	22,208
Cumulative Translation Adjustment		(395)	(370)
Accumulated deficit	12	(68,226)	(41,159)
Total equity		59,033	56,256

The accompanying notes form part of these consolidated financial statements.

BECKLEY PSYTECH LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended December 31, 2024, 2023 and 2022

	Note	Share Capital	Share premium	Merger reserve	Cumulative Translation Adjustment	Accumulated deficit	Total equity
		(£’000s)
At January 1, 2022		7	75,596	—	(2)	(11,045)	64,556
Loss for the year		—	—	—	—	(30,193)	(30,193)
Exchange difference on translation of foreign operations		—	—	—	(315)	—	(315)
Total comprehensive loss for the year		—	—	—	(315)	(30,193)	(30,508)
Issuance of Share Capital		1	—	22,208	—	489	22,698
Transaction costs		—	(27)	—	—	—	(27)
Share-based payments	13	—	—	—	—	3,701	3,701
At December 31, 2022		8	75,569	22,208	(317)	(37,048)	60,420
Loss for the year		—	—	—		(6,002)	(6,002)
Exchange difference on translation of foreign operations		—	—	—	(53)	—	(53)
Total comprehensive loss for the year		—	—	—	(53)	(6,002)	(6,055)
Share-based payments	13	—	—	—	—	1,891	1,891
At December 31, 2023		8	75,569	22,208	(370)	(41,159)	56,256
Loss for the year		—	—	—	—	(22,469)	(22,469)
Exchange difference on translation of foreign operations		—	—	—	(25)	—	(25)
Total comprehensive loss for the year		—	—	—	(25)	(22,469)	(22,494)
Issuance of Share Capital	12	2	20,334	—	—	(5,935)	14,401
Transaction costs		—	(247)	—	—	—	(247)
Movement in Merger Reserve	12	—	—	9,780	—	—	9,780
Share-based payments	13	—	—	—	—	1,337	1,337
At December 31 2024		10	95,656	31,988	(395)	(68,226)	59,033

The accompanying notes form part of these consolidated financial statements.

BECKLEY PSYTECH LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2024, 2023 and 2022

	Notes	2024	2023	2022
		(£’000s)
Cash flows from operating activities
Loss before income taxes		(30,853)	(14,068)	(37,496)
Adjustments to reconcile loss before income taxes to net cash used in operating activities:
Depreciation expense	6	21	26	12
Amortisation expense	7	4	25	21
Share based payment charge		1,337	1,891	1,971
Interest income		(929)	(478)	(169)
Provision against finance receivable		—	—	243
Loss/(gain) on contingent consideration	15	3,494	(17,778)	649
Gain on revaluation of warrants	15	(4,141)	—	—
Foreign exchange gain on long term deposits		—	—	(6,072)
Disposal of Property, plant and equipment	6	—	1	—
Impairment of goodwill		—	—	13,930
Movements in working capital:
(Increase)/decrease in trade and other receivables	9	(7,873)	498	(1,786)
Decrease in trade and other payables	11	(1,626)	(4,255)	(295)
Cash generated from/(used in) operations:
Interest income received		623	459	184
Income tax received		8,286	422	—
Income tax paid		(2)	(4)	—
Net cash used in operating activities		(31,659)	(33,261)	(28,808)

Cash flows from investing activities
Purchase of property, plant and equipment	6	(42)	(8)	(17)
Purchase of intangible assets	7	—	—	(50)
Acquisition of subsidiary, net of cash acquired		—	—	(1,849)
Decrease in deposits		—	—	52,839
Net cash (used in)/generated from investing activities		(42)	(8)	50,923

Cash flows from financing activities
Proceeds from issuance of ordinary shares and warrants		31,560	—	770
Transactions costs on issue of ordinary shares		(247)	—	(27)
Net cash generated from financing activities		31,313	—	743
Net (decrease)/increase in cash and cash equivalents		(388)	(33,269)	22,858
Effect of exchange rate changes		(24)	(52)	(2,769)
Cash and cash equivalents at the beginning of year		5,494	38,815	18,726
Cash and cash equivalents at the end of the year		5,082	5,494	38,815

The accompanying notes form part of these consolidated financial statements.

BECKLEY PSYTECH LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Material accounting policies
General information
Beckley Psytech Limited comprises of Beckley Psytech Limited (the “Company”), Eleusis Ltd (“Eleusis”) and other subsidiaries together referred to as the “Group”, The Company is a private company, limited by shares and is incorporated and domiciled in United Kingdom. The Company’s registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY.
Subsidiary undertakings
The following are subsidiary undertakings of the Company:

Name	Registered office	Principle activity	Class of shares	Holding	Direct or Indirect Holding
Beckley Psytech US Inc.	251 Little Falls Drive Wilmington New Castle Delaware 19808 United States	Research and development of psychedelic compounds	Ordinary shares	100%	Direct

Eleusis Holdings Limited	83 Cambridge Street Pimlico London United Kingdom SW1V 4PS	Research and development of psychedelic compounds	Ordinary shares	100%	Direct

Eleusis Therapeutics Limited	6th Floor 25 Farringdon Street, London United Kingdom EC4A 4AB	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Health Solutions Holdings Limited	83 Cambridge Street Pimlico London United Kingdom SW1V 4PS	Holding Company	Ordinary shares	100%	Indirect

Eleusis Health Solutions Limited	83 Cambridge Street Pimlico London United Kingdom SW1V 4PS	Holding Company	Ordinary shares	100%	Indirect

Andala, Inc	99 Wall Street, STE 2205 New York, NY 10005	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Name	Registered office	Principle activity	Class of shares	Holding	Direct or Indirect Holding
Eleusis Therapeutics US, Inc	99 Wall Street, STE 2205 New York, NY 10005	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Health Solutions US, Inc	99 Wall Street, STE 2205 New York, NY 10005	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Israel Ltd	5 Tuval Street Tel Aviv Israel 6789717	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Therapeutics Ltd Türkiye İrtibat Bürosu	İnönü Caddesi No: 53/4 Beyoğlu İstanbul Turkey	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect
Eleusis, Inc	251 Little Falls Drive, Wilmington DE 19808	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eclipse Merger Sub, Inc	251 Little Falls Drive, Wilmington DE 19808	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Therapeutics Holdings Limited	83 Cambridge Street Pimlico London United Kingdom SW1V 4PS	Holding Company	Ordinary shares	100%	Indirect

Beckley Psytech Pty Ltd	Suite 7, Level 7, 330 Collins Street Melbourne Vic 3000	Research and development of psychedelic compounds	Ordinary shares	100%	Direct

Eleusis, Inc and Eclipse Merger Sub, Inc were dissolved during the year ended December 31, 2024, while Eleusis Therapeutics Ltd Türkiye İrtibat Bürosu was closed during the year ended December 31, 2025.
Basis of preparation
The consolidated financial statements of the Group have been prepared in accordance with IFRS accounting standards as issued by the International Accounting Standards Board (“IASB”) and were authorised for issue by the directors on August 13, 2025. Previous financial statements were prepared under UK adopted international accounting standards (“UK IFRS”). There has been no impact on the measurement of balances or disclosures as a result of the adoption of IFRS accounting standards as issued by the IASB.

The Company’s functional and presentational currency is pound sterling (“GBP”), rounded to the nearest £1,000. The Company’s consolidated financial statements have been prepared under the historical cost convention, except for certain financial liabilities classified as fair value through profit or loss.
The accounting policies adopted in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all financial years presented, unless otherwise stated.
Basis of consolidation
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:
•	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee).
•	Exposure, or rights, to variable returns from its involvement with the investee.
•	The ability to use its power over the investee to affect its returns.
The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.
Business combinations and goodwill
Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.
The Group utilises the optional concentration test to assess whether an acquired set of activities and assets constitutes a business. This test allows the Group to determine if the fair value of the acquired gross assets is concentrated in a single identifiable asset or a group of similar identifiable assets, thereby simplifying the evaluation of whether the acquisition meets the definition of a business. If the optional concentration test is not met, the Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organised workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs. When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.
Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognised in the statement of profit or loss in accordance with IFRS 9. Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests and any previous equity interest held over the fair value of the net identifiable assets acquired and liabilities assumed).
After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. Where goodwill has been allocated to a cash-generating unit (“CGU”) and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the CGU retained.
Critical Accounting Judgements and Estimates
The preparation of these consolidated financial statements in accordance with IFRS requires management to make judgements and estimates that affect the reported amounts of assets and liabilities and the reported amounts of expenses during the reporting period. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.
The most significant estimates in the Company’s consolidated financial statements relate to:
•	The estimated timeline and probability of achieving each milestone for the Eleusis compound development as this drives the valuation of the contingent consideration and warrant valuation (see note 8).
•	The share price estimate as this drives the value of the contingent consideration and the fair value of share options issued (see notes 8 and 13).
•	The estimated equity value of the Company as this drives the fair value of the warrant instrument (see note 15).
•
The probability of technical success, discount rate, and future costs and revenue associated with the Eleusis clinical trials as this drives the potential impairment of the In-Process Research & Development (“IPR&D”) and Goodwill (see note 7 and 8).

•	The estimated term of warrants issued, as this drives the fair value of the warrants and the classification of non-current liability (see note 15).
There are no significant judgements in the Company’s consolidated financial statements.
Recently implemented accounting standards
The Company has prepared its consolidated financial statements for the years ended December 31, 2024, 2023 and 2022, in conformity with IFRS standards that have to be applied for fiscal years beginning on January 1, 2024.
Recent accounting standards not yet adopted
The Company has identified a change to IFRS listed below that has been announced but is not yet effective that may have a material impact on the Company’s consolidated financial statements. The impact of this updated IFRS standard has not yet been quantified. Other changes to IFRS are not relevant or do not have a material impact on the Company.
•	Amendments to IFRS 18, Presentation and Disclosure in Financial Statements, effective January 1, 2027.
Going concern basis
Management has prepared a cash flow forecast for the Group and has considered the ability for the Group to continue as a going concern for the foreseeable future, being at least 12 months after approving these financial statements. The Group is currently in the research and development phase and has invested heavily in research and development to date. The Group is not currently generating revenue and has incurred net losses and net cash outflows from operating activities since inception and is expected to continue to do so in the short to medium term.

As of December 31, 2024, the Group had £5.1 million of cash and cash equivalents on hand. Based on the cash and cash equivalents on hand as at the date this report is available for issue, the directors forecast that without additional financing, current existing resources will not be sufficient to fund its ongoing operations for at least 12 months after approving these financial statements.
On June 2, 2025, atai Life Sciences N.V. (“atai”) entered into a Share Purchase Agreement (as may be amended from time to time, the “Share Purchase Agreement”), providing that atai will acquire from the shareholders of Beckley Psytech (the “Sellers”) the entire issued share capital of Beckley Psytech not already owned by atai (the “Acquisition”). atai is a NASDAQ listed company which already owns 33.6% of the Company. The Acquisition is conditional solely on the approval of atai shareholders at a General Meeting to be held in the second half of 2025. The board of atai has previously approved the Acquisition, and the directors consider it likely that the Acquisition will close within the going concern period and have visibility to the plans, strategy and funding of the Group under atai's prospective ownership.
On August 13, 2025, atai and Beckley Psytech entered into a senior promissory note (the “Promissory Note”), pursuant to which atai will advance an aggregate principal amount of up to $10.0 million (£7.4 million) to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003. The Promissory Note is available for advance within three business days of execution of the agreement, bears interest at a rate equal to the lesser of 12% per annum and the highest rate permitted by applicable law, and is payable immediately upon the earlier of the payment of the break fee, three hundred sixty four days from the date of the first Advance or the occurrence of an Event of Default being default of payment of the principal or interest, failure to observe any covenant or condition or bankruptcy or insolvency proceedings. Management’s cash flow forecast for the Group taking account of the Promissory Note from atai together with R&D tax credits expected to be received under the normal operations of the business, extend the Group's cash runway for at least 12 months beyond the date these consolidated financial statements are available to be issued, which is the date of approval however this would also require a significant reduction in cash spend which would be in the control of the Group and could be enacted as required.
Accordingly, the directors have prepared the consolidated financial statements on a going concern basis both due to the fact that it is the expectation of the directors that the Acquisition will conclude and additional cash inflows required will be provided by atai in addition to the Promissory Note, and that R&D tax credits are expected to be received under the normal operations of the business, within the going concern period.
However, there is no guarantee that the Acquisition will conclude and that atai will provide adequate cash inflows to the Group following the closing of the transaction, nor that other additional funding or the R&D tax credits will be received in time to enact the business plan. If the Acquisition does not close or the Group is unable to obtain additional funding by some other means, or there is a delay in the receipt of R&D tax credits, this could impact the Group’s financial condition and ability to pursue its business strategies, including being required to delay, reduce or eliminate some or all of its research and development programs, or result in the Group being unable to meet their obligations as they fall due or continue operations. These events and conditions indicate a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern. These financial statements do not include the adjustments that would result if the Group were unable to continue as a going concern.
Research and development costs
The Company has entered into research and development-related contracts with research institutions and other companies. Research and development costs are expensed as incurred and a prepayment or accrual is recognised where the amount paid differs to the expense incurred.
Foreign currency translation
Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions. At each year end foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined.
Segment Information
The Group operates in one operating segment which develops pharmaceutical products. The Group’s chief operating decision maker, its Chief Executive Officer, manages the Group’s operations on an integrated basis for the purposes of allocating resources. The Group is registered in five geographic regions: the United Kingdom, Australia, The United States, Israel and Turkey. Substantially all of the Group’s assets are held in the United Kingdom.

Share-based payments
Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The Company expenses stock-based compensation to employees, non-employees and board members over the requisite service period based on the estimated grant date fair value of the awards and forfeitures rates. The Company accounts for forfeitures as they occur. Stock-based awards with graded-vesting schedules are recognised over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement.
Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods, or the counterparty renders the service.
Taxation
Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the Balance Sheet date, except that:
•
The recognition of deferred tax assets is limited to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits (see note 5).

Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the balance sheet date.
Deferred tax assets will only be recognised if it can be regarded more likely than not that there will be suitable taxable profits from which the future reversal of underlying timing differences can be deducted.
Deferred tax balances are not recognised in respect of permanent differences. In respect of business combinations, deferred tax is recognised on the differences between the fair values of assets acquired and the future tax deductions available for them and the differences between the fair values of liabilities acquired and the amount that will be assessed for tax.
In determining the amount of current and deferred tax, the Company considers the impact of uncertain tax positions. The Company adopted IFRIC 23 “Uncertainty over income tax treatments” to determine if it is probable that the tax authorities will accept an uncertain tax treatment. If not probable, the Company will determine the impact of the uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty. Accrued interest and penalties on uncertain tax positions are charged to interest expense or penalty expense in determining income/loss before taxation.
Research and Development tax credits
The Company may be entitled to claim special tax allowances in relation to qualifying research and development expenditure (e.g. R&D tax credits). The Company accounts for such allowances as tax credits, which means that they are recognised when it is probable that benefit will flow to the Company and that benefit can be reliably measured.
As a company that carries out extensive research and development activities, the Company benefits from the UK research and development tax credit regime under the scheme for small or medium-sized enterprises (“SME”). Under the SME regime, the Company is able to surrender some of its trading losses that arise from qualifying research and development activities for a cash rebate between 24% to 33% of such qualifying gross research and development expenditure. A large portion of costs relating to research and development, clinical trials and manufacturing activities are eligible for inclusion within these tax credit cash rebate claims.
The UK research and development tax credit is fully refundable to the Company and is not dependent on current or future taxable income. The Company has recorded the entire benefit from the UK research and development tax credit as a benefit which is included in the income taxes line and accordingly, reflected as part of the income tax provision.
For accounting periods starting on or after April 1, 2024 the SME regime will be replaced by the enhanced R&D intensive support scheme (“ERIS”) and the merged scheme R&D expenditure credit (“RDEC”). The Company expects to continue to be eligible for the ERIS, which has the same beneficial cash rebate as the SME regime.

Property, plant and equipment
Property, plant and equipment is stated at cost less accumulated depreciation and impairment costs, if any. Consistent with IAS 16, cost comprises the aggregate amount paid, and the fair value of any other consideration given to acquire the asset and includes costs directly attributable to making the asset capable of operating as intended. An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the statement of comprehensive loss when the asset is derecognised.
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which are as follows:

Computer and computer-related equipment	3 years
Office equipment	5 years
Leasehold improvements	15 years

Intangible assets
Intangible assets consist of patents acquired and IPR&D. Patents are stated at cost less accumulated depreciation and impairment costs, if any and are amortised using the straight-line method over the estimated useful life of 2 years.
IPR&D, acquired through business combinations, is capitalized at the recognition date fair value to intangible assets and is determined to have indefinite lives and, therefore, are not amortized. Instead, they are tested for impairment annually, in our fourth quarter, and between annual tests if we become aware of an event or a change in circumstances that would indicate the carrying value may be impaired.
Once the project is completed, the carrying value of the IPR&D is amortized over the estimated useful life of the asset. Post recognition research and development expenses related to the IPR&D projects are expensed as incurred. The projected discounted cash flow models used to estimate the fair values of our IPR&D assets reflect significant assumptions regarding the estimates a market participant would make in order to evaluate the development asset, including: (i) probability of successfully completing and obtaining regulatory approval; (ii) market size, market growth projections, and market share; (iii) estimates regarding the timing of and the expected costs to commercialization; (iv) estimates of future cash flows from potential product sales; and (v) a discount rate. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions could increase or decrease our estimated discounted future cash flows, the resulting estimated fair values and the amounts of related impairments, if any. Based on the Group’s assessment performed, there was an impairment to goodwill on the acquisition of Eleusis for the year ended December 31, 2022, however no further impairment to the IPR&D asset acquired was identified for the years ended December 31, 2024, 2023 and 2022.
Impairment of assets
Individual assets or the asset’s cash generating unit are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
An asset or the asset’s cash generating unit is impaired when its carrying amount exceeds its recoverable amount. The recoverable amount is measured as the higher of fair value less cost of disposal and value in use. The value in use is calculated as being net projected cash flows based on financial forecasts discounted back to present value.
Impairment losses recognized for cash generating units to which goodwill has been allocated are credited initially to the carrying amount of goodwill. Any remaining impairment loss is charged pro-rata to the other assets in the cash generating unit. An impairment loss on assets other than goodwill is reversed if the assets or cash generating unit’s recoverable amount exceeds its carrying amount.
Defined Contribution Schemes
The Company operates a defined contribution plan for its employees. A defined contribution plan is a pension plan under which the Company pays fixed contributions into a separate entity. Once the contributions have been paid the Company has no further payment obligations.

The contributions are recognised as an expense in the Statement of Comprehensive Loss when they fall due. Amounts not paid are shown in accruals as a liability in the Statement of Financial Position. The assets of the plans are held separately from the Company in independently administered funds.
Share capital and share premium
Share premium
Amounts of contribution in excess of par value are accounted for as share premium. Share premium also arises from additional capital contributions from shareholders. Incremental costs directly attributable to equity transactions such as the issue of new capital shares are shown in equity as a deduction, net of tax, from the proceeds within share premium. Transaction costs that relate to equity and non-equity transactions are allocated to those transactions using a basis of allocation that is rational and consistent with similar transactions.
Comprehensive Loss
Comprehensive loss includes loss as well as other changes in shareholders’ deficit that results from transactions and economic events other than those with shareholders.
Merger Reserve
This reserve is used where the Company has acquired an over 90% equity holding across all share classes in another business by the Company issuing shares, as is the case for the Eleusis acquisition.
The value in the merger reserve at December 31, 2024 is the fair value of the shares issued in relation to the acquisition of Eleusis, including shares issued on achievement of milestones, less the nominal value of the shares. The increase in the fair value of the shares between the date of acquisition and the date of issuance are recognised in retained earnings.
Financial Instruments
Financial assets
Financial assets are classified as financial instruments measured at amortised cost. Financial assets measured at amortised cost are recognised when the Company becomes party to the contractual provisions of the instrument and are derecognised when the contractual rights to the cash flows from the financial asset expire when the financial asset and all substantial risks and reward are transferred. While Cash and cash equivalents are also subject to the impairment requirements of IFRS 9, the identified impairment loss was immaterial.
Financial assets are also derecognised when the Company has no reasonable expectation of recovering the financial asset. Indicators of where there is no reasonable expectation of recovery includes indicators of a customer’s inability to pay or losses arising in relation to contract disputes.
Subsequent to initial recognition, financial assets are measured at amortised cost using the effective interest rate method.
Financial liabilities
Financial liabilities comprise trade and other payables. Financial liabilities are obligations to pay cash or other financial assets and are recognised in the statement of financial position when, and only when, the Company becomes a party to the contractual provisions of the instrument.
Financial liabilities are initially recognised at fair value adjusted for any directly attributable transaction costs. After initial recognition, financial liabilities are measured at amortised cost using the effective interest method, with interest-related charges recognised as an expense in finance costs.
A financial liability is derecognised only when the contractual obligation is extinguished, that is, when the obligation is discharged, cancelled or expires.
Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss consist of contingent consideration for the purchase of Eleusis Holdings Limited and warrants issued (see note 15.). They are initially recognised at fair value and subsequently measured at fair value through profit or loss.

Warrants
Warrants are recognised as financial instruments upon issuance and are initially measured at fair value. Depending on the terms of the warrants, they may be classified as either equity or liability instruments. If classified as liabilities, they are remeasured at fair value at each reporting date, with any changes in fair value recognised in profit or loss.
Cash equivalents and term deposits
The Company considers all highly liquid investments that have maturities of approximately three months or less when acquired to be cash equivalents.
The Company considers all non-highly liquid investments that have maturities of approximately more than three months when acquired to be term deposits.
Escrow account
Money held in Escrow is presented in other receivables. The Company is able to drawdown up to $5m without authorisation from atai, and further drawdowns of $5m are allowable with authorisation. Any remaining balance and interest was due, and paid, to the Company on April 1, 2025 with no restrictions on the payment (see note 9).
Employee benefits
A liability is recognised to the extent of any unpaid salaries which is accrued at the balance sheet date and carried forward to future years.
2. Operating Expenses
The Group’s operating loss is stated after incurring/earning the following costs/(income):

	Note	2024	2023	2022
		(£’000s)
General and administrative
Employee expenses	3	3,425	3,227	2,308
Office and professional expenses		3,352	3,762	4,439
Share-based payments to consultants	13	157	348	586
Depreciation expense	6	21	26	12
Amortisation expense	7	4	25	21
Other general expenses		1,002	916	1,759
Foreign exchange		23	998	(6,512)
Total general and administrative		7,984	9,302	2,613
R&D expenses
Clinical trials		20,140	18,316	15,385
Employee expenses	3	3,645	4,235	4,195
Other R&D		660	471	894
Total R&D		24,445	23,022	20,474

3. Employee expenses
Employee costs consist of:

	2024	2023	2022
	(£’000s)
Wages and salaries	5,001	4,916	4,436
Social security costs	621	621	542
Share-based payments	1,179	1,543	1,385
Other pension costs	160	183	124
Other employee expenses	109	200	16

2024	2023	2022
(£’000s)
7,070	7,463	6,503

4. Interest income

	2024	2023	2022
	(£’000s)
Interest income on deposits	486	465	170
Interest income on escrow account	324	—	—
Other interest	119	13	—
Total	929	478	170

5. Income tax benefit
Analysis of the tax credit
The tax credit on the loss before income taxes for the year was as follows:

	2024	2023	2022
	(£’000s)
Corporation tax
Current tax credit on losses for the year	4,972	5,005	5,488
Adjustment in respect of the prior years	—	85	—
Recognition of deferred tax asset	3,412	2,976	1,815
Total current income tax benefit	8,384	8,066	7,303

Deferred tax assets in respect of the losses incurred by the Company have been recognised in the periods presented to the extent it is certain that future taxable profits can be offset against historical losses incurred in the same jurisdiction as the deferred tax liability in relation to the Eleusis acquisition. The unrecognised deferred tax asset as at the year-end was £1.2 million (as at December 31, 2023 - £1.1 million, December 31, 2022 - £0.8m). These would be expected to be utilised when ELE-101 reaches commercialisation.
Factors affecting the tax credit for the year
The tax credit assessed for the year is lower (year ended December 31, 2023 – higher, year ended December 31, 2022 - higher) than the standard rate of corporation tax in the UK of 19% at £5.9 million (year ended December 31, 2023 – £2.7 million, year ended December 31, 2022 - £6.9 million). The difference is explained below:

	2024	2023	2022
	(£’000s)
Loss before income taxes	(30,853)	(14,068)	(37,496)
Statutory income tax rate	19%	19%	19%
Income tax recovery based on statutory income tax rate	(5,862)	(2,673)	(7,124)
Effects of:
Expenses not deductible	3,110	94	6,780
Tax relief for qualifying research and development expenditure	4,972	5,005	5,488
Adjustment in respect of the prior years	—	85	—
Deferred tax asset recognised	3,412	2,976	1,815
Losses not recognised	2,752	2,579	344
Total income tax benefit	8,384	8,066	7,303

Breakdown of deferred tax liability

(£’000s)
Deferred tax liability on IPR&D	(12,120)
Deferred tax assets on Eleusis losses	2,253
Deferred tax assets on Company losses	1,815
Net deferred tax liability at December 31, 2022	(8,052)
Deferred tax asset on Company losses recognised in year	2,974
Net deferred tax liability at December 31, 2023	(5,078)
Deferred tax asset on Company losses recognised in year	3,412
Balance at December 31, 2024	(1,666)

Factors that may affect future tax (credits)/charges
The March 2021 Budget announced that the UK Corporation tax rate will increase from 19% to 25% from April 1, 2023 for companies with taxable profits in excess of £250,000. A small profits rate (“SPR”) will also be introduced for companies with profits of £50,000 or less so that they continue to pay Corporation tax at 19%. For those companies that have taxable profits between £50,000 and £250,000, a margin rate relief scheme will be introduced to bridge the gap between the 19% and 25% rate providing a gradual increase in rate throughout this band. Deferred taxes have been recognised at a rate of 25% as this is the rate of tax the company would expect to attract when the Company becomes profitable, at which point deferred taxes will be recognised.
For accounting periods starting on or after 1 April 2024 the SME regime will be replaced by the ERIS and the merged scheme RDEC. The Company expects to continue to be eligible for the ERIS, which has the same beneficial cash rebate as the SME regime. There are no changes expected to the rate at which the Company recovers R&D tax credits as a result of the above change. The R&D tax credit available is 26.97% of eligible costs.
Pillar Two establishes a global minimum tax regime which will apply to both public and privately held multinational groups with consolidated revenue over €750m. This is not applicable to the Company.
6. Property, plant and equipment
Property, plant and equipment consists of the following:

	Computer and computer-related Equipment	Office Equipment	Leasehold Improvements	Total
	(£’000)
Cost
Balance at January 1, 2023	28	98	42	168
Additions	2	1	5	8
Disposals	—	(1)	—	(1)
Foreign currency translation	—	(4)	(2)	(6)
Balance at December 31, 2023	30	94	45	169
Additions	7	20	16	43
Foreign currency translation	—	1	—	1
Balance at December 31, 2024	37	115	61	213
Accumulated depreciation
Balance at January 1, 2023	(9)	(61)	(14)	(84)
Depreciation charge	(10)	(14)	(2)	(26)
Foreign currency translation	—	3	1	4
Balance at December 31, 2023	(19)	(72)	(15)	(106)
Depreciation charge	(9)	(8)	(4)	(21)
Foreign currency translation	—	(1)	(1)	(2)
Balance at December 31, 2024	(28)	(81)	(20)	(129)
Net Book Value
Balance at December 31, 2024	9	34	41	84
Balance at December 31, 2023	11	22	30	63

7. Intangible Assets
Intangible Assets consists of the following:

	In-process Research & Development	Patent Licenses	Total
	(£’000s)
Cost
Balance at January 1, 2023	48,478	50	48,528
Balance at December 31, 2023	48,478	50	48,528
Balance at December 31, 2024	48,478	50	48,528
Accumulated amortisation
Balance at January 1, 2023	—	(21)	(21)
Amortisation charge for the year	—	(25)	(25)
Balance at December 31, 2023	—	(46)	(46)
Amortisation charge for the year	—	(4)	(4)
Balance at December 31, 2024	—	(50)	(50)
Net book Value
Balance at December 31, 2024	48,478	—	48,478
Balance at December 31, 2023	48,478	4	48,482

IPR&D has been tested for impairment at each reporting date, with no impairment identified (see note 8).
8. Business Combinations
On October 20, 2022 the Company purchased 100% of the shares in Eleusis Holdings Limited, and its subsidiaries, a business engaged in similar clinical-stage activity to the Company. Eleusis has one asset in phase 2 clinical trials - ELE-101.
The consideration was entirely through issuance of the share capital of the Company and consisted of a number of shares issued on October 20, 2022 and further share consideration, for which the timing and amounts of shares to be issued are contingent on various development milestones being achieved.
To fair value the contingent consideration at the date of the acquisition, estimates were made over the timing and likelihood of achievement of each of the milestones in order to estimate the fair value of the consideration provided. In addition, any options held by investors or employees of Eleusis as of October 20, 2022 were replaced by options in the Company and accounted for as part of the purchase price and included in Fair Value of Common Options below. The value of the replaced award at the acquisition date that relates to pre-combination services is a payment to the employees in their capacity as owners of the business. The excess of the value of the acquirer’s total replacement award over the amount attributed to pre-combination services is not part of consideration and is expensed as remuneration cost over the remaining vesting period.
The business combination was accounted for under the acquisition method in accordance with IFRS 3. The identifiable assets acquired, and liabilities assumed were provisionally recognised at their estimated fair values as of the acquisition date.
Assets acquired and liabilities assumed
The fair values of the identifiable assets and liabilities of Eleusis as of the date of acquisition were:

Balance Sheet Items	October 20, 2022
(£’000s)
Cash and Cash Equivalents	80
Accounts Payable	(5,088)
Accruals	(1,655)
Due from affiliates	715
Prepayments	2,150

Balance Sheet Items	October 20, 2022
(£’000s)
Net Fixed Assets	72
Long Term Receivables	107
Bridge loan	(1,929)
Deferred tax asset	2,253
Deferred tax liability	(12,120)
Total Tangible Assets	(15,415)
In-process Research & Development	48,478
Goodwill	13,930
Total Intangible Assets	62,408
Purchase Price Paid	46,993

The breakdown of consideration at acquisition date was as follows:

Upfront Consideration shares – issued on, October 20, 2022	7,231,170
Contingent consideration
Milestone 1 Consideration Shares	3,408,070
Milestone 2 Consideration Shares	2,017,535
Milestone 3 Consideration Shares	2,235,566
Additional Phase 1 Consideration Shares	507,000
Additional Phase 2 Consideration Shares	371,920
Total Estimated Contingent consideration at acquisition date	15,771,261
Consideration share price	£2.87
Total Purchase Price	£45,263,519
Fair Value of Common Options	£1,729,684
Total Purchase Price	£46,993,203

Milestone 1: Up to 5,404,980 shares dependent on the dosing of the first patient in the next phase 2 clinical trial or the achievement of certain safety results in a phase 1 clinical trial.
Milestone 2: Up to 5,831,300 shares dependent on the dosing of the first patient in the next phase 2b or phase 3 clinical trial or the achievement of certain safety and efficacy results in a phase 2 clinical trial.
Milestone 3: Up to 6,337,050 shares dependent on the conclusion of the end-of-phase 2 meeting with the FDA or obtaining written responses only in response to an end-of-phase 2 meeting request in lieu of holding an end-of-phase 2 meeting, in each case where the FDA’s feedback does not foreclose advancing to a phase 3 clinical trial.
Additional phase 1 Consideration shares: Up to 677,550 shares dependent on dosing the first patient in a phase 1 FPI trial prior to December 31, 2022. The maximum number of shares issued would be for the first patient dosed in October 2022, with descending amounts issued dependent on the date.
Additional Phase 2 Consideration Shares: Up to 980,000 shares dependent on the phase 2 end date prior to May 31, 2023. The maximum number of shares issued would be for the phase 2 end date being prior to December 31, 2022, with descending amounts issued dependent on the date.
Goodwill
Goodwill of £13.9 million was recognised in the acquisition. None of the goodwill recognised is expected to be deductible for income tax purposes.
Other information
From the date of acquisition until the end December 31, 2022, Eleusis Holdings Limited generated no revenue and incurred a loss before tax of £0.4 million.
Transaction costs were expensed and are included in other general and administrative expenses.

Impairment and Sensitivities
For impairment testing, goodwill and indefinite life intangible assets acquired through business combinations are allocated to CGUs. The Eleusis business was assessed to be a single CGU (the “Eleusis CGU”).
The Group performed its annual impairment test as at each of the years ended December 31, 2022, 2023, and 2024.
The recoverable amount of goodwill and indefinite life intangible assets associated with the Eleusis CGU is determined as the higher of its fair value less cost of disposal and its value in use. It was assessed that for the Eleusis CGU, the value in use was higher than the fair value less cost of disposal. The assumptions with the most relevant impact used in the calculation of the value in use are:
•
Cash flow projections, with information related to sales growth, costs, expenses, fixed investments and working capital investments are based on annual projections prepared for each CGU and approved by Management.

•
Discount rate: The discount rate represents the risk assessment in the current market. The calculation of the discount rate is based on specific circumstances of the Eleusis CGU tested and is derived from the weighted average capital costs of the Eleusis CGU tested.

As a result of these evaluations, the Company verified that the estimated value in use of the Eleusis CGU was less than its carrying value, indicating that the assets are impaired at this date. As a result, during the year ended December 31, 2022, the company recorded a material impairment totaling £13.9 million against the goodwill recorded on acquisition.
The company conducted the impairment test of the Eleusis CGU on December 31, 2022 and considered, among other factors, the value of the IPR&D asset acquired as a proxy to fair value less costs of disposal. The cash flows projected for the Eleusis CGU under the value in use method were discounted using a post-tax discount rate based on the weighted average cost of capital (“WACC”), of 14.3% as of December 31, 2022 (the nominal rate). The carrying value for the Eleusis CGU was valued at £61.0 million compared to the recoverable amount using the value in use method of £48.5 million as of December 31, 2022, indicating an impairment. As a result of this analysis, the Company recorded the impairment loss of £13.9 million against goodwill. The impairment loss has been included within the impairment of the goodwill financial statement line in the consolidated statement of comprehensive loss.
As of December 31, 2024 and 2023, the Group performed a similar impairment assessment for the Eleusis CGU and noted no impairment as the recoverable amount based on value in use was higher than the carrying amount, primarily due to revised estimates of the future expected cash flows from the IPR&D asset arising from research data conducted during these periods.
In each of these periods, management believes any reasonably possible changes in the key assumptions on which recoverable amounts are based would not cause the Eleusis CGU’s carrying amounts to exceed its recoverable amounts. Though management believes its judgments, assumptions and estimates are appropriate, actual results may differ from such estimates under different assumptions, macroeconomic and market conditions.

Total Eleusis CGU
(£’000s)
Net carrying amount at December 31, 2022	48,478
Net carrying amount at December 31, 2023	48,478
Net carrying amount at December 31, 2024	48,478

In determining value in use, estimated future cash flows are discounted to their present value.
The Company have prepared the value in use calculation based on an approved forecast of 23 years because the estimated useful life of the acquired intangibles is expected to be greater than 5 years and the CGU is not expected to reach commercialisation until 2031. As such cash flows must be extended beyond this date.
The patient growth rate used in the cash flow projections is 0.5%, and price increase used is 5.0%. This has been determined following external research commissioned.
The discount rate used to determine value in use is 18%.

The value in use is affected by a number of factors including; the probability of technical success of each phase of the trial through to commercialisation, the time taken to commercialisation, as this affects the point at which revenues would begin.
The Company reviews the probability of technical success of each clinical trial phase annually, and uses this as an input to the impairment assessment.
The Company reviews the estimated date of commercialisation, and anticipated revenue annually and uses this as an input to the impairment assessment.
The significant estimates used in the impairment assessment are shown below:

	December 31, 2022	December 31, 2023	December 31, 2024
Probability of a successful Ph2a/b study	70%	70%	90%
Cumulative probability of a successful Ph3	35%	35%	36.2%
Cumulative probability of FDA approval	17.5%	17.5%	18.1%
Cumulative probability of commercialisation	14.9%	14.9%	15.4%
Discount rate	16.4%	16.0%	18.0%
Revenue Expectations(1)

(1)
There are a number of significant assumptions underpinning managements expectation of future revenue forecasts across each of the three years ended December 31, 2022, December 31, 2023 and December 31, 2024 including:

–	the anticipated target patient population, (specifically the size of the US population suffering with treatment resistant depression and moderate depressive disorder);
–	the annual price achievable on commercialisation based on expectations of pricing from competitors, discounts available and proposed treatment regime; and
–	the market share that can be achieved across the treatment lines.
In the years ended December 31, 2023 and 2024, management believe that there are no reasonably possibly changes to the above assumptions that would lead to a material change in the recoverable amount of the Eleusis CGU and hence no sensitivities have been disclosed.
In the year ended December 31, 2022, management believe there are a number of reasonably possible changes to the above assumptions which could lead to a material change in the recoverable amount of the Eleusis CGU as follows:.
•
A 0.3ppt decrease to the probability of commercialisation would result in an impairment to IPR&D of £1.3m in addition to the full impairment against goodwill already recorded in the year. A 0.3ppt increase to the probability of commercialisation would have resulted in a reduction in the impairment charge recorded against goodwill of £1.4m. Probabilities of other milestones disclosed above have not been modelled, as it is the probability of commercialisation with impacts the future cash inflows from the CGU, and as such has the most significant impact of the estimated recoverable amount.

•
A 0.2ppt increase in the discount rate would result in an impairment to IPR&D of £1.6m in addition to the full impairment against goodwill already recorded in the year. A decrease of 0.2ppt to the discount rate would have resulted in a reduction in the impairment charge recorded against goodwill of £1.7m.

•
A 2% decrease to revenue forecasted across the period of the impairment assessment would result in an impairment to IPR&D of £2.0m in addition to the full impairment against goodwill already recorded in the year. A 2% increase to revenue would have resulted in a reduction in the impairment charge recorded against of goodwill of £2.0m.

9. Other receivables
The breakdown of current other receivables is as below:

	2024	2023
	(£’000s)
Escrow Account	8,314	—
Prepayments	1,752	2,647
Other receivables	21	1
Accrued interest	—	20
Total other receivables	10,087	2,668

Prepayments consist of amounts paid in advance for clinical trials that are expected to be utilised within 12 months.
The carrying value of trade and other receivables are a reasonable approximation of their fair value.
Money held in escrow is held in USD and relates to the investment by atai Life Sciences N.V which has significant influence over the group and is a related party. The activity of the money held in escrow is summarised below:

	($’000s)	(£’000s)
Balance at January 3, 2024
Initial deposit into escrow	15,000	11,823
Interim drawdown	(5,000)	(3,831)
Interest earnt through the year	405	324
Foreign exchange loss	—	(2)
Balance at December 31, 2024	10,405	8,314

The balance was paid to the Company on April 1, 2025 per the terms of the Escrow agreement.
Non current other receivables relate to a non-interest bearing long term loan to Andala Medical Texas, a medical clinic managed by the Group.
10. Tax receivables

	2024	2023
	(£’000s)
Research & Development tax credits	9,714	13,027
VAT receivable due from HMRC	868	821
Total tax receivables	10,582	13,848

11. Trade and other payables

	2024	2023
	(£’000s)
Trade payables	933	2,265
Other tax and social security	1	153
Accruals	2,423	2,718
Total trade and other payables	3,357	5,136

Trade payables are non-interest bearing and are normally settled in 30 to 60 days.
Included in the total accruals is £1.1 million (2023 – £1.4 million) related to CRO accruals for the Group.
The carrying amounts of trade and other payables classified as financial liabilities held at amortised cost are a reasonable approximation of their fair values.

12. Capital and Reserves
Share capital

	Ordinary shares (£0.0001)	Series A shares (£0.0001)	Series B shares (£0.0001)	Series C shares (£0.0001)	Total shares (Number)	Total (£)
Issued shares:
January 1, 2022	20,000,000	27,040,366	20,334,787	—	67,375,153	7,528
Issuance of share capital	7,908,723	—	—	—	7,908,723	—
At December 31, 2022	27,908,723	27,040,366	20,334,787	—	75,283,876	7,528
Issuance of share capital	—	—	—	—	—	—
At December 31, 2023	27,908,723	27,040,366	20,334,787	—	75,283,876	7,528
Issuance of share capital	5,404,896	—	—	24,096,385	29,501,281	2,950
Secondary share sale	(6,650,529)	(2,969,485)	(1,533,232)	11,153,246	—	—
At December 31, 2024	26,663,090	24,070,881	18,801,555	35,249,631	104,785,157	10,478

Except as otherwise provided hereunder, Series C Shares, Series B Shares, Series A Shares and Ordinary Shares shall rank pari passu in all respects but shall constitute separate classes of shares.
Any available profits which the Company may determine to distribute in respect of any financial year will be distributed among the holders of the Equity Shares (pari passu as if the Equity Shares constituted one class of shares) pro rata to their respective holdings of Equity Shares.
On a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption or purchase of Shares) the surplus assets of the Company remaining after payment of its liabilities (the “Surplus Assets”) shall be applied (to the extent that the Company is lawfully permitted to do so):
(a)
first in distributing to each of the Series C Shareholders, in priority to the Ordinary Shares, an amount per Series C Share held equal to the greater of (i) the amount paid up or credited as paid up (including premium) for such share together with a sum equal to any arrears (“Preference Amount”) and (ii) the amount that would be received if the Series C Shares were converted into Ordinary Shares immediately prior to such distribution (provided that if there are insufficient Surplus Assets to distribute the amounts per Series C Share equal to the Preference Amount for each Series C Share, the remaining Surplus Assets shall be distributed to the Series C Shareholders pro rata to their respective aggregate Preference Amount);

(b)
second, in paying a sum equal to US$X plus US$100 (where X is an amount equal to the aggregate issue price of all the A Ordinary Shares or all the B Ordinary Shares (as the case may be) in issue at the relevant time plus any arrears (if any) on the A Ordinary Shares or the B Ordinary Shares (as the case may be) due or declared but unpaid down to the date of the return of assets (“Due Dividend”)) to be distributed as to 0.0001% to the holders of the Ordinary Shares pro-rata according to the number of Ordinary Shares held by them and as to the balance to the holders of the A Ordinary Shares and the B Ordinary Shares such that each holder of A Ordinary Shares and each holder of B Ordinary Shares receives in respect of each A Ordinary Share held and each B Ordinary Share held the Issue Price of that A Ordinary Share and/or that B Ordinary Share plus the amount of any Due Dividend and providing that, where there are insufficient net proceeds to pay the amounts under this Article 6.1(b), the net proceeds shall be distributed amongst the holders of A Ordinary Shares, B Ordinary Shares and Ordinary Shares pro rata to the amount they would otherwise have received hereunder; and

(c)
thereafter the balance of the net proceeds, if any, shall be distributed as to 0.0001% to the holders of the A Ordinary Shares and 0.0001% to the holders of the B Ordinary Shares pro rata according to the number of A Ordinary Shares and/or B Ordinary Shares held by them and as to the balance to the holders of the Ordinary Shares on a pro-rata basis according to the number of such shares held by them as if they constituted one class of share immediately prior to the commencement of the winding up (in the case of a winding up) or the return of capital (in any other case).

On January 3, 2024 the Company issued 24,096,385 Series C shares for a total subscription amount of $40 million to atai, a new investor in the Company. As part of the investments, 24,096,385 warrants were issued with an exercise price of $2.158, as well as anti-dilutive warrants to be issued when the Milestone shares are achieved, with an exercise price of $1.66. The value attributed to the shares and warrants issued at the investment date are:

(£’000s)
Shares	20,336
Warrants	11,224
Total investment	31,560

As a condition of the investment by atai, there was a secondary share sale, with existing shareholders selling a total of 11,153,246 ordinary shares for a total of $10 million. These shares were converted to Series C shares following the sale. This secondary sale occurred on January 18, 2024.
On May 1, 2024, the first patient was dosed in the phase 2 Eleusis clinical trials, triggering Milestone 1 of the contingent consideration, which was part of the acquisition of the Eleusis subsidiaries. This resulted in a share issue of 5,404,896 to the legacy Eleusis shareholders. (note 8)
Share premium
This reserve represents the amount above the par value received for shares.
Merger reserve
This reserve is used where the Company has acquired an over 90% equity holding across all share classes in another business by the Company issuing shares, as is the case for the Eleusis acquisition.
The value in the merger reserve at December 31, 2024 is the fair value of the shares issued in relation to the acquisition of Eleusis as at the acquisition date as well as milestone shares issued, less the nominal value of the shares. The increase in the fair value of the shares between the date of acquisition and the date of issuance are recognised in retained earnings.
Accumulated deficit
This represents the Company’s cumulative losses since incorporation.
13. Share-based payments
The Company has a share option plan to advance the interests of the Company by providing employees, contractors and Directors of the Company a performance incentive for continued and improved service with the Company. The plan sets out the framework for determining eligibility as well as the terms of any share-based compensation granted. The plan was approved by the shareholders as part of the Arrangement. The standard vesting terms for employee grants are 33% on the first anniversary of the grant date and 33% thereafter each year for the succeeding 2 years.
The exercise price of the share options granted represents the per share value of ordinary shares on the date of grant, as determined by the Board of Directors, after considering the most recently available fundraising event as well as any additional factors that may have changed since the date of fundraising through the date of grant. The contractual term of the share options is six years with a vesting period of three years and there are no cash settlement alternatives for the employees. The share options are not dependent on any particular event. The share options surrender when the employee leaves the Company before the shares vest.

The following is a summary of share option activity for the years ended December 31. 2024, 2023 and 2022:

	Number of Share Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Year)
Outstanding as of January 1, 2022	4,545,000	£0.98	4.77
Granted	5,384,145	£2.86	7.65
Exercised	—	—	—
Cancelled, forfeited, or expired	(96,667)	£1.86
Outstanding as of December 31, 2022	9,832,478	£2.00	5.89
Granted	412,543	£2.88	5.44
Exercised	—	—	—
Cancelled, forfeited, or expired	(856,238)	£2.88
Outstanding as of December 31, 2023	9,388,783	£1.97	4.66
Granted	1,405,000	£1.38	5.68
Exercised	—	—	—
Cancelled, forfeited, or expired	(486,152)	£2.81
Outstanding as of December 31, 2024	10,307,631	£1.03	3.86
Exercisable at December 31, 2023	6,589,980	£1.68	4.57
Exercisable at December 31, 2024	7,715,965	£0.93	3.53

The weighted average fair value of share options granted during the year was £0.72 (year ended December 31, 2023: £1.13, year ended December 31, 2022: £1.08).
The range of exercise prices for share options outstanding at the end of the year was £0.033 to £2.88 (year ended December 31, 2023 – £0.033 to £2.88, year ended December 31, 2022, - £0.033 to £2.88).
The Company calculates the fair value of share options granted by using the Black-Scholes option-pricing model with the following assumptions:
Expected Volatility – The volatility assumption, measured at the standard deviation of expected share price returns, is based on a statistical analysis of daily share prices of comparable publicly quoted companies over a term equivalent to the expected life of the share options.
Risk-Free Interest Rate – The risk-free interest rate is based on the implied nominal yield currently available on UK government bonds with an equivalent expected term at the grant date.
Dividend Yield – The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
The assumptions used in the Black-Scholes option pricing model were as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Weighted average price of ordinary shares	£0.71	£2.88	£2.86
Weighted average expected term in years	2.1 years	1.0 years	1.0 years
Weighted average expected stock price volatility	97.6%	100%	96%
Weighted average risk-free interest rate	4.20%	4.32%	2.78%
Expected dividend yield	0%	0%	0%

Following the investment from atai and the reduction in the share price, on June 7, 2024 the board approved the repricing of underwater share options for current employees and consultants to £1.32. The fair value of the share options at the date of the modification was determined to be £0.27. The incremental fair value of £0.12 and £0.117, for share options with a previous exercise price of £2.88 and £2.81 respectively, will be recognised as an additional expense over the remainder of the vesting period. The expense for the original share option grant will continue to be recognised as if the terms had not been modified.

The fair value of the modified share options was determined using the same models and principles as described above, with the following model inputs:

Expected term in years	2.0 years
Expected stock price volatility	97.9%
Risk-free interest rate	4.36%
Expected dividend yield	0%

14. Related party transactions
The shareholder atai holds 33.6% of the shares in the Company and is able to appoint 3 board members.
The Company received $25m in cash and $15m money in Escrow from atai on January 3, 2024 (refer to note 9).
On May 1, 2024 the Company issued 4,393,400 warrants to atai following the achievement of Milestone 1 (see note 12).
On June 2, 2025, the Company entered into a definitive agreement to be acquired by atai (see note 17). The Company is also in the process of agreeing with atai short term funding up until the date of the Closing. (see note 1).
On August 13, 2025, atai and the Company entered into a senior promissory note (the “Promissory Note”), pursuant to which atai will advance an aggregate principal amount of up to $10.0 million to the Company to be used for the achievement of certain development milestones of BPL-003. The Promissory Note bears interest at a rate equal to the lessor of 12% per annum and the highest rate permitted by applicable law.
During the year, there were payments of £0.03 million to the Beckley Foundation from the Company (year ended December 31, 2023 - £0.03 million and year ended December 31, 2022 – £0.05 million). Payments in the year were made in relation to a payment license. Only the Executive Directors and Non-executive Directors are recognised as being key management personnel. It is the Board which has responsibility for planning, directing and controlling the activities of the Company.
On June 2, 2025 the Company entered into a definitive agreement to be acquired by atai (see note 17).
In keeping with the Company’s corporate social responsibility and intention to support cutting-edge research in the field of psychedelic medicine, the Company committed to future contributions to a UK-based think-tank and UN-accredited non-governmental organisation. The Company agreed to pay a royalty of 1% of net revenues to the Beckley Foundation, an associated charity, on a yearly basis. No royalty payments to the Foundation are expected until the Company is revenue-generating.
Key management personnel compensation
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including the Directors of the Company.

	2024	2023	2022
	(£’000s)
Directors’ fees	1,115	1,472	1,345
Short-term employee benefits	242	360	96
Post-employment benefits	23	70	49
Termination benefits	—	60	296
Total key management personnel compensation	1,380	1,962	1,786

During the year, 425,000 share options were granted to key management personnel (year ended December 31, 2023 – 100,000 and year ended December 31, 2022 – 1,000,000) resulting in a charge of £0.05 million (year ended December 31, 2023 – £0.07 million and year ended December 31, 2022 – 0.14 million).

15. Financial Instruments

	2024	2023
	(£’000s)
Financial assets at amortised cost
Cash and cash equivalents	5,082	5,494
Escrow account	8,314	—
Non-current other receivables	1,910	1,348
Financial liabilities measured at amortised cost
Trade and other payables	(3,357)	(5,136)
Financial liabilities at fair value through profit or loss
Contingent consideration	5,084	5,436
Warrants	7,083	—

The Company classified the following financial liabilities at fair value through profit or loss (FVPL):
•	Contingent consideration in relation to the purchase of Eleusis.
•	Warrants in relation to the investment by atai.
During the year, the following (gains)/losses were recognised in Consolidated statement of comprehensive loss:

	2024	2023	2022
	(£’000s)
Fair value losses/(gains) on contingent consideration	3,494	(17,779)	649
Fair value (gains) on revaluation of warrants	(4,141)	—	—

Fair value measurements
The Company is required to classify all assets and liabilities, measured at fair value, using a three-level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement being:
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly;
Level 3: Unobservable inputs for the asset or liability.
Considerable judgement is required to determine what is significant to fair value and therefore which category the asset or liability is placed in can be subjective.
The fair value of assets and liabilities classified as level 3 is determined by the use of valuation models. These include the use of observable inputs that require significant adjustments based on unobservable inputs.
The Company measures the contingent consideration associated with the purchase of Eleusis Holdings Limited and the warrants in relation to the investment by atai at fair value, which is at level 3 on the fair value hierarchy. No other financial statement accounts are measured at fair value as their carrying amounts approximate fair value. The following table provides the fair values measurement hierarchy of the Company’s liabilities.

	Level 3	Total
	(£’000s)
At December 31, 2024
Contingent consideration	5,084	5,084
Warrants	7,083	7,083
At December 31, 2023
Contingent consideration	5,436	5,436

There were no transfers between level 1, level 2 and level 3 liabilities during 2024 or 2023.

Changes in level 3 items for the years ended December 31, 2024 and December 31, 2023.

	Contingent consideration	Warrants	Total
	(£’000s)
Opening balance January 1, 2023	23,215	—	23,215
Gains recognised in profit or loss	(17,779)	—	(17,779)
Closing balance December 31, 2023	5,436	—	5,436
Initial recognition of Warrants	—	11,224	11,224
Losses/(Gains) recognised in profit or loss	3,494	(4,141)	(647)
Issue of Milestone 1 shares	(3,846)	—	(3,846)
Closing balance December 31, 2024	5,084	7,083	12,167

Contingent consideration losses recognised in profit or loss in the year ended December 31, 2024 consist of the realised loss on revaluation of Milestone 1 (£1.40 million) and the unrealised loss on revaluation of likelihood of success of Milestone 2 (£2.09 million).
Gains recognised in profit or loss in the year ended December 31, 2023 consist of realised loss on revaluation of Additional Phase 2 milestone (£1.07 million) which was not achieved by June 2023, the unrealised gain on the revaluation of the other milestones, which have not been achieved on December 31, 2023 (£0.22 million), and the unrealised gain on the revaluation of the Fair Value of the share price (£16.49 million).
The Additional Phase 1 milestone was the only milestone achieved at December 31, 2023. Milestone 1 was achieved in 2024, no other milestones have been achieved at December 31, 2024.
On January 3, 2024, in conjunction with the subscription agreement with atai described in note 14, the Company issued warrants to atai expiring on the later of the first anniversary of the date of completion of Beckley’s phase 2b study in respect of BPL-003 or January 3, 2027. These warrants are for the issuance of 24,096,385 Series C Shares, or such number of Series C Shares as immediately after their issuance would, together with all shares held by atai in the issued share capital of Beckley, represent less than 50% of the Company. The exercise price is USD$2.158 per share (the “Warrant Agreement”).
During the exercise period, the Warrant Agreement contains provisions to adjust the number of Series C Shares upon the achievement of certain milestones linked to the contingent consideration (the “Eleusis Warrant Shares”). The issuance of Eleusis Warrant Shares will mitigate potential dilution resulting from the issuance of additional equity shares (to the previous owners of Eleusis) in accordance with the contingent consideration related to the purchase of Eleusis. The exercise price for the Eleusis Warrant Shares is USD$1.66 per share. As of December 31, 2024, no warrants have been exercised.
The warrants are classified as derivative instruments and have been recognised as a liability, with changes in fair value recognised in profit and loss. They are classified as liabilities as they denominated in USD, which is different from the functional currency of the Company. This represents a variable amount of cash for a fixed number of shares and thus fails IAS 32’s Financial Instrument: Presentation (“IAS 32”) ‘fixed-for-fixed’ criteria. They are a derivative instrument as the value changes in response to the change in value in the underlying Series C shares, the initial net investment is less than the investment that would be required to obtain the underlying financial instrument to which the option is linked; and the Warrants will be settled at a future date.
The value of the warrants has been determined using an Option Pricing Model Framework. The key inputs used in the measurement of the fair values at reporting dates are as follows:

	At issue date January 3, 2024	December 31, 2024
Equity value ($)	110,482,009	90,595,247
Risk free rate	4.07%	4.25%
Dividend yield	0.00%	0.00%
Time to maturity	2.5	1.5
Volatility	152.5%	152.5%

	At issue date January 3, 2024	December 31, 2024
FV warrants ($2.518)	0.46	0.26
FV warrants ($1.66)	0.51	0.31
Probability of achieving milestones before warrant expiry
Milestone 1	63.6%	100%
Milestone 2	36.2%	90.0%
Milestone 3	36.2%	0.00%

Warrants gains recognised in profit or loss in the year ended December 31, 2024 consist of the unrealised gain of the revaluation of fair value and likelihood of issue (£4.14 million).
Contingent consideration
Upon the achievement of certain milestones, the former Eleusis shareholders will receive further shares in Beckley. The contingent consideration is therefore calculated as the number of shares expected to be issued multiplied by the current share price of Beckley. If these milestones are achieved before the date of warrant expiry, Eleusis Warrant Shares will also be issued to atai. The warrant value is therefore calculated as the number of warrants expected to be issued multiplied by the likelihood of achieving the milestone prior to the warrant expiry.
Following the investment of atai on January 3, 2024, the consideration share price has been revalued to £0.71 from £2.87 in line with the purchase price of the secondary sale of Ordinary Shares to atai.
Estimates for the probability weighted number of shares and the share price are revised at each reporting date based on the latest available information.
The Company reviews the likelihood of success of achieving each milestone annually and remeasures the contingent consideration and warrants using probability adjusted shares.
The Company reviews the change in fair value of the share price and remeasures the contingent consideration and warrants accordingly.
The significant unobservable inputs used in the fair value measurements categorised within Level 3 of the fair value hierarchy, together with a quantitative sensitivity analysis as of December 31, 2024 are shown below:

Financial Instrument	Valuation technique	Significant unobservable inputs	Range/Point estimate (weighted average)
Contingent Consideration	Expected probability	Probability of achieving Milestone 2	12/31/24: 90% (12/31/23: 36.2%)

	Expected probability	Probability of achieving Milestone 3	12/31/24: 36.2% Expected to be achieved in 2025 (12/31/23: 36.2%)

		Fair value of share price	12/31/24: £0.71 Expected to be achieved in 2027 (31/12/23: £0.71)

Financial Instrument	Valuation technique	Significant unobservable inputs	Range/Point estimate (weighted average)
Warrants	Fair Value	FV of warrants	12/31/24: £0.23 (weighted average) (12/21/24: N/A)

	Expected probability	Probability of achieving Milestone 2	12/31/24: 90% (12/21/24: N/A)

	Expected probability	Probability of achieving Milestone 3	12/31/24: 0% – expected to be achieved after warrant expiry date (12/21/24: N/A)

Management believes that there are no reasonably possible changes to the above assumptions that would lead to a material change in the fair value of the contingent consideration as at December 31, 2022, December 31, 2023 or December 31, 2024 or the fair value of the warrants as at December 31, 2024 and hence no sensitivities have been disclosed. However, the fair value of the contingent consideration and warrants is dependent on the share price at the date of issue, and therefore the valuation on settlement could vary materially from the liability recorded at the balance sheet date.
Financial risk management
Financial assets at amortised cost – term deposits
No deposits were held at December 31, 2024. The cash and cash equivalents balance as at December 31, 2023 includes a treasury deposit with Barclays Bank for a fixed term of one month, to be returned January 22, 2024. The 1-month treasury deposit is for an amount of $5.70 million (£4.48 million at December 31, 2023) with an interest rate of 5.23%.
The escrow balance as at December 31, 2024 is $10.41 million (£8.31 million at December 31. 2024).
The Company has exposure to financial risk, credit risk, liquidity risk and foreign currency risk. Interest rate risk is not significant to the Company as it does not hold debt.
Financial risk
Financial risk is the risk that the Company will not be able to meet its obligations to pay back its debts. The Company’s principal financial instruments comprise cash and cash equivalents and short-term liabilities such as trade payables. The Company regularly reviews its working capital requirements in respect of the demands of research and development activities. The Directors believe there to be no foreseeable material financial risk in the Company as it has cash reserves to cover short-term liabilities.
Credit Risk
Exposure to credit risk arises as a result of transactions in the Company’s ordinary course of business and is applicable to all commitments with third parties. The Company has policies and procedures to monitor their exposure and to minimise any risks of losses. Due to the Company’s pre-revenue stage, there are no third-party debtors at the balance sheet date; therefore, the maximum exposure to credit risk at the end of the reporting year is the carrying amount of each class of financial asset. Specifically, term deposits (discussed above) and Other receivables (discussed in note 9). As such, credit risk is immaterial.
Liquidity Risk
The Company aims to maintain sufficient liquidity optimising the working capital structure to maximise the efficiency of returns on their research and development activities whilst safeguarding the business as a going concern. Although there is a liquidity risk, management assumes that Promissory Note funding of $10 million will be available from atai to manage the liquidity risk (see note 1).

The only cash settled liabilities are Trade & other payables of £3.4 million (as at December 31, 2023: £5.2 million) and are all due within one year (as at December 31, 2023: all due within one year).
Foreign Currency Risk
Foreign currency risk primarily relates to changes in the exchange rates arising from cash and money held in escrow denominated in the US dollar. Assuming other factors remained constant, and that no further foreign exchange risk management action were taken, a 10% appreciation or depreciation against the Pound Sterling at December 31, 2024 would have the effects seen below. No components of equity are subject to foreign currency risk.

	Impact on pre-tax loss
	2024	2023
	(£’000s)
US/GBP exchange rate – increase 10%	1,413	585
US/GBP exchange rate – decrease 10%	1,156	478

The above impact is for cash, escrow and term deposits. Cash consists of $5.5 million (£4.4 million) at December 31, 2023 ($0.9 million - £0.8 million at December 31, 2023). Nil deposits held at December 31, 2024 ($5.7 million - £4.5 million at December 31, 2023). Deposits mature in less than 1 month and so are considered a cash equivalent. Escrow consists of $10.4 million (£8.3 million) at December 31, 2024 ($nil at December 31, 2023).
The Company trades principally in GBP and USD and other foreign currency transactions are a very small percentage of their total costs. The Directors do not consider that the changes to currency valuations after the report date have significantly altered the fair value of the assets and liabilities on the statement of financial position at the year-end date.
Management of capital
The Company defines its capital as share capital and accumulated deficit. The Company’s objectives in managing capital are to ensure that sufficient funds are available to carry out its research and development activities. To date, these programs have been funded through the sale of equity securities. (See note 12)
16. Capital Commitments
The Company had no contractual commitments to purchase tangible fixed assets at the year end (2023 – £nil).
17. Post balance sheet events
The final patient was dosed in the BPL-003-201 Phase2b study on February 28, 2025 with the Database lock achieved on May 28, 2025.
On April 1, 2025 the final escrow balance of £8.1 million was received by the Company.
The 2023 R&D tax credits of £4.1 million were received by the Company on May 19, 2025.
On June 2, 2025, atai entered into a Share Purchase Agreement with the Company and certain selling shareholders of the Company, pursuant to which atai agreed to acquire from the shareholders of the Company the entire issued share capital of Beckley Psytech not already owned by atai. The closing of the acquisition is expected to be completed in the second half of 2025. Upon completion of the acquisition, Beckley Psytech and its subsidiaries will be a wholly owned subsidiary of atai.
Prior to the acquisition, the Group intends to spin off Eleusis and its subsidiaries by way of a dividend in specie of all of the issued shares in Eleusis such that the Group’s existing shareholders shall each receive a pro-rata equity holding in Eleusis.
The Share Purchase Agreement contains provisions relating to the treatment of the Company’s optionholders. Any Company optionholders that are fully vested and deemed to be “in the money” at closing of the acquisition shall, at atai’s sole discretion, either be given (i) replacement Awards, or (ii) consideration shares. Subsequent to the Closing, any Company options that are unvested and/or underwater at the closing shall be replaced with an award of equivalent value of atai’s stock pursuant to atai’s incentive plan which shall not reduce or otherwise change the aggregate number of consideration shares issued to the Company’s shareholders.

The implications of the acquisition will be evaluated and disclosed in subsequent periods of Beckley Psytech Limited’s financial statements. The Company cannot make an estimate of the financial impact of the transaction at this time.
On July 1, 2025, the Company announced the topline results of the BPL-003-201 Phase 2b study. The results showed that the study met its primary and all key secondary endpoints, and BPL-003 demonstrated rapid, robust and durable antidepressant effects with a single dose.
On August 13, 2025, atai and the Company entered into a senior promissory note (the “Promissory Note”), pursuant to which Atai will advance an aggregate principal amount of up to $10.0 million to the Company to be used for the achievement of certain development milestones of BPL-003. The Promissory Note bears interest at a rate equal to the lessor of 12% per annum and the highest rate permitted by applicable law. (See note 1)